UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 27, 2008

Aqua America, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	001-06659	23-1702594
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

762 West Lancaster Avenue, Bryn Mawr, Pennsylvania		19010-3489
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-527-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On August 10, 2006, Aqua America, Inc. ("Aqua"), entered into a forward sale agreement with an affiliate of UBS Securities LLC ("UBS") relating to 3,525,000 shares of Aqua’s Common Stock, including 525,000 shares of Aqua Common Stock for the underwriters’ overallotment option. The forward sale agreement, provided for physical, cash or net stock settlement on settlement dates to be specified at Aqua’s discretion, but no later than August 1, 2008.

Aqua elected to cash settle portions of the forward sale agreement on various dates and received $2,661,712 in March 2008 in respect of 750,000 shares and $8,349,344 in June 2008 in respect of 1,775,000 shares. No shares of Aqua Common Stock were issued by Aqua in connection with these cash settlements and the payments received were recorded as an increase to Aqua’s common stockholders’ equity.

On June 27, 2008, Aqua settled the remaining 1,000,000 shares under the forward sale agreement by physical settlement. As a result, Aqua issued 1,000,000 shares of Common Stock on June 27, 2008 and received proceeds from UBS of $22,318,215 or $22.318 per share. The forward sale agreement has now been completely settled and there are no additional shares subject to the forward sale agreement.

The description of the forward sale agreement contained in this Item 8.01 is qualified in its entirety by reference to the full text of the Confirmation of Forward Stock Sale Transaction dated August 10, 2006, a copy of which was filed with Aqua’s Report on Form 8-K dated August 10, 2006 as Exhibit 10.1.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aqua America, Inc.

July 3, 2008	By:	Roy H. Stahl

Name: Roy H. Stahl
Title: Chief Administrative Officer, General Counsel and Secretary